Exhibit 99.1

Clovis Oncology Announces Third Quarter 2012 Operating Results

BOULDER, Colo.--(BUSINESS WIRE)--November 5, 2012--Clovis Oncology, Inc. (NASDAQ:CLVS) today reported financial results for the third quarter 2012, and provided an update on the progress of its clinical development programs and expected milestones for the rest of the year.

“We had a productive third quarter and we continue to make progress in each of our three clinical development programs,” said Patrick J. Mahaffy, President and CEO of Clovis Oncology. “Most importantly, we remain on track to announce the results from our pivotal LEAP trial of CO-101 in metastatic pancreatic cancer before the end of the year.”

2012 Financial Results and Outlook

Clovis reported a net loss of $18.3 million for the third quarter of 2012, and $52.9 million for the first nine months of 2012. This compares to a net loss of $13.8 million for the third quarter and $40.7 million for the first nine months of 2011. Net loss attributable to common stockholders for the third quarter of 2012 was $0.71 per share and $2.15 per share for the year to date, compared to $10.73 per share for the third quarter and $31.82 per share for first nine months of 2011.

Research and development expenses totaled $15.5 million for the third quarter and $40.6 million for first nine months of 2012, compared to $11.6 million for the third quarter and $28.3 million for the first nine months of 2011. The increase in research and development expenses over the comparable periods in 2011 was driven by the in-licensing of rucaparib in June 2011, expanded development activities for CO-101 and an increase in internal resources to manage the Company’s development programs.

General and administrative expenses totaled $2.8 million for the third quarter and $7.9 million for the first nine months of 2012, compared to $1.7 million for the third quarter and $4.8 million for the first nine months of 2011. The increase in general and administrative expenses over the comparable periods in 2011 was primarily due to increased internal resources and third party costs to support the activities associated with being a public company.

Operating expenses for the third quarter of 2012 include $1.5 million of stock compensation expense, compared to $0.4 million of stock compensation expense for the third quarter of 2011. Operating expenses for the first nine months of 2012 included $3.6 million of stock compensation expense, compared to $0.8 million of stock compensation expense for the comparable period in 2011.

As of September 30, 2012, Clovis had $162.5 million in cash and cash equivalents and 26.1 million outstanding shares of common stock. The Company continues to expect a cash burn of $67 to $72 million for 2012, and to end the year with approximately $140 million in cash.

Recent highlights for Clovis include the following:

  Signed a diagnostic collaboration with Foundation Medicine for the discovery of a companion diagnostic for rucaparib, the Company’s oral, small molecule inhibitor of PARP (poly ADP-ribose polymerase) being explored for use in patients with tumors with defective BRCA function in ovarian and breast cancer;
  Announced an agreement with Array BioPharma to discover a novel KIT inhibitor targeting secondary mutations occurring in the majority of gastrointestinal stromal tumor (GIST) patients;
  Received Orphan Medicinal Product Designation by the European Commission for rucaparib for the treatment of ovarian cancer;
  Initiated commercial planning activities for CO-101, including identifying key commercial hires in the US and EU, contingent upon positive results from the LEAP trial.

Clovis will hold a conference call to discuss third quarter 2012 results this afternoon, November 5, at 4:30 p.m. ET. The conference call will be simultaneously webcast on the Company’s web site at www.clovisoncology.com, and archived for future review. Dial-in numbers for the conference call are as follows: US participants 866.277.1182, International participants 617 597.5359, passcode: 57831780.

About Clovis Oncology

Clovis Oncology, Inc. is a biopharmaceutical company focused on acquiring, developing and commercializing innovative anti-cancer agents in the U.S., Europe and additional international markets. Clovis Oncology targets development programs at specific subsets of cancer populations, and simultaneously develops diagnostic tools that direct a compound in development to the population that is most likely to benefit from its use. Clovis Oncology is headquartered in Boulder, Colorado, and has additional offices in San Francisco, California and Cambridge, UK.

To the extent that statements contained in this press release are not descriptions of historical facts regarding Clovis Oncology, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve substantial risks and uncertainties that could cause our clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the initiation of future clinical trials, availability of data from ongoing clinical trials, expectations for regulatory approvals, development progress of our companion diagnostics, and other matters that could affect the availability or commercial potential of our drug candidates or companion diagnostics. Clovis Oncology undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the Company in general, see Clovis Oncology’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K dated for the fiscal year ended December 31, 2011 and in its reports on Form 10-Q and Form 8-K.

CLOVIS ONCOLOGY, INC.
CONSOLIDATED FINANCIAL RESULTS
(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

Revenues	$-	$-	$-	$-

Expenses:
Research and development	15,458	11,566	40,610	28,286
General and administrative	2,762	1,714	7,867	4,824
Acquired in-process research and development	-	-	4,250	7,000
Operating loss	(18,220)	(13,280)	(52,727)	(40,110)

Other income (expense), net	(48)	(555)	(224)	(552)
Loss before income taxes	(18,268)	(13,835)	(52,951)	(40,662)

Income taxes	-	-	27	-
Net loss	$(18,268)	$(13,835)	$(52,924)	$(40,662)

Basic and diluted net loss per common share	$(0.71)	$(10.73)	$(2.15)	$(31.82)

Basic and diluted weighted average common shares outstanding	25,906	1,289	24,568	1,278

CONSOLIDATED BALANCE SHEET DATA
(in thousands)

	September 30, 2012	December 31, 2011

Cash, cash equivalents and available for sale securities	$162,479	$140,248
Working capital	151,269	130,519
Total assets	165,319	143,445
Common stock and additional paid-in capital	316,248	242,243
Total stockholders' equity	152,880	131,793

CONTACT:
Clovis Oncology, Inc.
Anna Sussman, 303-625-5022
asussman@clovisoncology.com
or
Breanna Burkart, 303-625-5023
bburkart@clovisoncology.com